UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2005

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation or Organization)	File Number)	Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)

(614) 418-8000
(Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Effective April 22, 2005, M/I Homes, Inc. (the "Registrant") amended and restated its unsecured Credit Agreement (the “Amended and Restated Credit Agreement”) among the Registrant, as Borrower, the Lenders (as defined in the Amended and Restated Credit Agreement) party thereto, JPMorgan Chase Bank, N.A., successor by merger to Bank One, NA, as Agent for the Lenders.  The Amended and Restated Credit Agreement increased the aggregate commitment to $600 million from $500 million and retains the maturity day of September 26, 2008. As of April 22, 2005, an aggregate of $225 million in borrowings and letters of credit was outstanding under the Amended and Restated Credit Agreement.

Borrowings under the Amended and Restated Credit Agreement may be prepaid and, if the Registrant is not in default, re-borrowed. Interest is payable periodically based on the type of loan (base rate or LIBOR) and the interest period selected. Borrowing under the Amended and Restated Credit Agreement have a variable interest rate which, depending on the type of loan (base rate or LIBOR) selected under the Amended and Restated Credit Agreement, is (1) the greatest of (a) the prime rate, (b) 1% plus the Base CD Rate or (c) 0.5% plus the Federal Funds Rate, plus, in either case, a margin (for base rate loans) or (2) the adjusted LIBOR (for LIBOR loans), plus a margin.

The Amended and Restated Credit Agreement also provides the Registrant with the ability to request an increase in the aggregate commitment of up to $150 million, at any time prior to September 26, 2008.

The financial covenants under the Amended and Restated Credit Agreement consist of, among others, maintenance of minimum net worth, minimum interest coverage ratio and a maximum leverage ratio along with negative covenants addressing limitations on secured indebtedness, liens, fundamental changes, acquisitions, land inventory, investments, transactions with affiliates and officers, sale and leaseback transactions, payments of subordinated indebtedness and modifications of subordinated agreements, negative pledge clauses, and speculative housing inventory.

The Registrant’s obligations under the Amended and Restated Credit Agreement are guaranteed by the Registrant’s subsidiaries. The obligations of the Registrant under the Amended and Restated Credit Agreement may be accelerated upon the occurrence of specified events of default.

A copy of the Amended and Restated Credit Agreement is being filed as Exhibit 10 to this Current Report on Form 8-K. The foregoing summary of the Amended and Restated Credit Agreement is qualified in its entirety by reference to Exhibit 10.

Registrant and one of its subsidiaries, M/I Financial Corp., are parties to an unsecured $40 million revolving credit agreement, dated May 3, 2001, as amended, with Guaranty Bank, one of the Lenders under the Amended and Restated Credit Agreement. Loans under this revolving credit agreement are used for M/I Financial Corp.’s business purposes.

Robert H. Schottenstein, the Chairman and Chief Executive Officer of the Registrant, is a director of Huntington Bancshares Incorporated, the parent of The Huntington National Bank, a Lender under the Amended and Restated Credit Agreement.

Section 2 - Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Amended and Restated Credit Agreement entered into by the Registrant as of April 22, 2005 is incorporated herein by reference from "Item 1.01. Entry into a Material Definitive Agreement" of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description of Documents

10
Amended and Restated Credit Agreement effective as of April 22, 2005 by and among M/I Homes, Inc., as Borrower and the Lenders (as defined in the Amended and Restated Credit Agreement) party thereto and JPMorgan Chase Bank, NA as Agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2005

M/I Homes, Inc.

By:	/s/ Phillip G. Creek
Phillip G. Creek
Senior Vice President,
Chief Financial Officer, Director
(Principal Financial Officer)

Index to Exhibits

Exhibit No.	Description of Documents

10
Amended and Restated Credit Agreement effective as of April 22, 2005 by and among M/I Homes, Inc., as Borrower and the Lenders (as defined in the Amended and Restated Credit Agreement) party thereto and JPMorgan Chase Bank, N.A., as Agent for the Lenders.